FOR IMMEDIATE RELEASE

DUCKWALL-ALCO STORES PROVIDES PRELIMINARY UPDATE ON FISCAL 2008 PERFORMANCE

Abilene, Kan. (February 29, 2008) – Duckwall-ALCO Stores, Inc. (NASDAQ: DUCK) today updated the guidance it provided previously on operating results for its fiscal year ended February 3, 2008. Duckwall-ALCO Stores, Inc. (the Company) expects to announce fourth-quarter and full-year audited results on April 17, 2008.

The Company estimates EBITDA of approximately $13 million in Fiscal 2008, compared with $19 million in Fiscal 2007. The EBITDA level targeted in the June 2007 plan was $29 million, updated in December 2007 to a target range of $25 to $27 million.

This EBITDA estimate is based on several preliminary financial results:

•	Sales of $499 million for Fiscal 2008 that compares with a target of $507 million in the June 2007 operating plan.
•	Gross margin of 31.4% for Fiscal 2008 that compares with a target of 32.3% in the June 2007 operating plan.
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SG&A (selling, general and administrative) expenses, excluding new store opening and closing costs, stock option expenses and depreciation and amortization, of $141 million for Fiscal 2008, which exceeded the $137 million for Fiscal 2008 communicated in the Third Quarter conference call.

•	Inventory of approximately $128 million at February 3, 2008, an improvement from approximately $151 million at January 28, 2007 and target inventory of $148 million released in June 2007.

In a Form 8-K filing, the Company provided details of its revised Fiscal 2008 Operating Plan and Capital Expenditure Plan, to update its earlier guidance.

Donny Johnson, Interim President and Chief Executive Officer stated: “The Company failed to achieve previously announced Fiscal 2008 targets for sales and earnings. We believe the financial shortfalls stemmed from a lack of effective execution on specific operational goals. We are urgently addressing our operational inefficiencies, with the objective of maximizing performance in Fiscal 2009. The Company remains well capitalized as it enters Fiscal 2009.”

Warren Gfeller, Chairman of the Board, added: “As a Board, we find these preliminary financial results disappointing and unacceptable. However, we continue to have confidence in Duckwall-ALCO’s long-term strategy and positioning as a regional retailer offering an exceptional product selection in stores that represent an economic mainstay for communities across the central United States. The Company’s immediate focus is to execute on its strategy and maximize operational efficiencies. The Board is taking specific actions to improve operations, including a search for a new CEO and has asked management to review all aspects of the Company’s operations with the assistance of its financial advisor.”

By issuing this revised guidance, the Company withdraws all previous guidance, including guidance on the returns relating to its IT initiative and new store performance. The Company does not intend to provide Fiscal 2009 financial guidance until its reconstituted management team and the Board has fully analyzed the Company’s current operating performance, the economic environment for its stores, and the impacts of any new or changed plans in the Company’s direction or operations.

About Duckwall-ALCO Stores, Inc.

Duckwall-ALCO Stores, Inc. is a regional retailer that specializes in meeting the needs of smaller, underserved communities throughout the central United States. The Company offers an exceptional selection of fashionable merchandise, quality products and recognized brand names at reasonable prices. Its specialty is delivering those products with the friendly, personal service its customers have come to expect. With 261 stores across 22 states, Duckwall-ALCO Stores is proud to have continually provided excellent products at good value prices to its customers for 107 years. To learn more about Duckwall-ALCO Stores, Inc. visit www.ALCOstores.com.

Forward-looking statements

This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (“the Act”). Any forward-looking statements are made by the Company in good faith, pursuant to the safe-harbor provisions of the Act. These forward-looking statements reflect management’s current views and projections regarding economic conditions, retail industry environments, and Company performance. Factors which could significantly change results include but are not limited to: sales performance, expense levels, competitive activity, interest rates, changes in the Company’s financial condition, and factors affecting the retail category in general. Additional information regarding these and other factors may be included in the Company’s 10-Q filings and other public documents, copies of which are available from the Company on request and are available from the United States Securities and Exchange Commission.

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For more information, contact:

Jon A. Ramsey

Vice President and Interim Chief Financial Officer

785-263-3350 x221

e-mail: jramsey@ALCOstores.com

website: www.ALCOstores.com

or

Debbie Hagen

Hagen and Partners

913-652-6547

email: dhagen@hagenandpartners.com